Exhibit 99.1

NEWS RELEASE Dayton, OH July 28, 2006

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

Friday, July 28, 2006

MTC Technologies, Inc. Announces Stock Repurchase Program

Dayton, Ohio, July 28, 2006 – MTC Technologies, Inc. and subsidiaries (NASDAQ Global Select Market: MTCT), a significant provider of engineering, information technology and other technical solutions to the Department of Defense (DoD) and national security agencies, announced today that its Board of Directors has authorized an initial stock repurchase program of shares of its outstanding common stock up to a value of $10 million.

MTC may repurchase shares in open market purchases or in privately negotiated transactions in accordance with applicable insider trading and other securities laws and regulations. The Company may also implement all or part of the purchases under a Rule 10b5-1 trading plan, so as to provide the flexibility to extend its share purchases beyond the quarterly purchasing window. The timing and extent to which the Company repurchases its shares will depend upon market conditions and other corporate considerations, and will be at the Company’s sole discretion. Purchases under the program may commence or be suspended at any time without prior notice.

“We have the financial resources available to fund this stock repurchase program while continuing to execute our growth strategy,” said David Gutridge, MTC’s Chief Executive Officer. “We believe that with MTC share prices at their present levels, buying back our shares is a great investment and reaffirms our commitment to building shareholder value over the long term.”

MTC, through its wholly-owned subsidiaries, delivers warfighter solutions involving systems engineering, information technology, intelligence and program management services primarily to the Department of Defense. Cited by BusinessWeek as the 11th fastest growing small company in the United States, by Forbes as 23rd of America’s 200 best small businesses, by Washington Technology as 34th in revenue growth among the “Top 100” of IT Federal Prime Contractors, and ranked 2nd by Aviation Week & Space Technology as a “Top Performing Small Company, MTC employs approximately 2,900 people in more than 40 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual performance, achievements, or industry results could materially differ. For more detailed information concerning how risks and uncertainties could affect the company’s financial results, please refer to MTC’s most recent filings with the SEC or the expanded Safe Harbor Statement on MTC’s website under Investor Relations. The company assumes no obligation to update any forward-looking information.

For further information on MTC, visit the website at http://www.mtctechnologies.com.

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.